UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934
Date of Report - July 29, 2007 (Date of earliest event reported)
INGERSOLL-RAND COMPANY LIMITED (Exact name of registrant as specified in its charter)
Bermuda (State or other jurisdiction of incorporation)	1-985 (Commission File Number)	75-2993910 (I.R.S. Employer Identification No.)
Clarendon House 2 Church Street Hamilton HM 11, Bermuda (Address of principal executive offices, including zip code)
(441) 295-2838 (Registrant's phone number, including area code) N/A (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 29, 2007, Ingersoll-Rand Company Limited (the “Company”), on behalf of itself and certain of its subsidiaries, entered into an Asset and Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which the Company agreed to sell its Bobcat, Utility Equipment and Attachments business units to Doosan Infracore Co., Ltd. (the “Transaction”). The combined businesses manufacture and sell compact equipment, including skid-steer loaders, compact track loaders, mini-excavators, telescopic tool handlers, portable air compressors, generators, light towers, general-purpose light construction equipment and attachments.

Pursuant to the Purchase Agreement, at the closing of the Transaction, the Company will receive cash proceeds of $4.9 billion, subject to post closing purchase price adjustments. Consummation of the Transaction is subject to customary conditions, including receipt of governmental regulatory approvals and consents and the completion of all legally required actions with regard to relevant works councils and government agencies. The Transaction is targeted to close in the fourth quarter of 2007.

A copy of the Purchase Agreement is filed with this report as Exhibit 2.1. A copy of the press release announcing the execution of the Purchase Agreement is filed with this report as Exhibit 99.1. The Purchase Agreement and the press release are incorporated herein by reference into this report, and the foregoing description of the Purchase Agreement and the transactions contemplated therein is qualified in its entirety by reference to the Purchase Agreement.

Item 9.01. Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description
2.1

Asset and Stock Purchase Agreement, dated as of July 29, 2007, among Ingersoll-Rand Company Limited, on behalf of itself and certain of its subsidiaries, and Doosan Infracore Co., Ltd. and Doosan Engine Co., Ltd., on behalf of themselves and certain of their subsidiaries.

99.1	Press Release of Ingersoll-Rand Company Limited dated July 29, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGERSOLL-RAND COMPANY LIMITED
(Registrant)

Date: July 31, 2007	/s/ Timothy R. McLevish
Timothy R. McLevish
Senior Vice President and
Chief Financial Officer